Exhibit 99






                                                             William H. Peltier
                                                             602/207-5812
                                                             bpeltier@viad.com




VIAD CORP SELLS DOBBS INTERNATIONAL SERVICES, INC.
TO SAIRGROUP

Owners of Swissair and Gate Gourmet In-flight Catering


PHOENIX, Ariz., May 18, 1999 - Robert H. Bohannon, chairman, president and chief executive officer, Viad Corp (NYSE:VVI), today announced the sale of Dobbs International Services, Inc., to SAirGroup, Zurich, Switzerland. The transaction is expected to close early third quarter, and is subject to obtaining regulatory approval.
	"This is a major move for us and consistent with our long-term strategic plan," Bohannon said. "The sale of the airline catering business will allow us to reallocate our assets into high-growth companies with margins that meet our specific goals. Dobbs has been an outstanding performer in a very difficult market category through all the years we've owned them. However, the dynamics of the industry have necessitated a more global approach and the investment costs for Viad would have been prohibitive. We believe they now have the opportunity for even greater success under their new ownership."
- more -

- 2 -
	Proceeds from the sale will be used to fund strategic acquisitions that will strengthen Viad's core businesses--money order and money wire payments services and exhibition/convention services--and to repurchase stock and pay down debt.
	George Alvord, chief executive officer of Dobbs and a 30-year veteran in the foodservice industry, will remain with Dobbs in his present position.
	In the last two years, Viad has been trimming its business portfolio with a series of divestitures of non-core assets. Included is the sale of Restaura foodservice operations, a duty-free business, Premier Cruise Lines, two U.K. vacation operations, an airline ground services company, an interest in the Phoenix Suns and the 24-story Viad Tower.
	"By sharpening our focus, we can direct our energies more fully on growing our core businesses, as well as facilitate the understanding of our business in the investment community," Bohannon added. The company announced its second consecutive year of earnings per share growth of more than 20 percent. The company also recently announced a 33 percent increase in first-quarter earnings per share.
	Viad was advised by Donaldson, Lufkin & Jenrette and
Goldman, Sachs & Co.
	Viad Corp is a $2.5 billion S&P MidCap 400 company. Its major subsidiaries include Travelers Express Company of Minneapolis, GES Exposition Services of Las Vegas and Exhibitgroup/Giltspur of Chicago.

####